Exhibit 5.1

May 15, 2020

Zomedica Pharmaceuticals Corp.

We have acted as Canadian counsel to Zomedica Pharmaceuticals Corp., a corporation organized under the laws of the Province of Alberta (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale (the “Offering”) of a proposed maximum aggregate offering price of U.S. $30,937,500 of (i) common shares (the “Shares”) of the Company (the “Common Shares”), (ii) Series C warrants to purchase Common Shares (each a “Series C Warrant,” and each Common Share underlying a Series C Warrant is a “Series C Warrant Share”), and (iii) pre-funded warrants to purchase Common Shares (each a “Pre-Funded Warrant,”), and each Common Share underlying a Pre-Funded Warrant is a “Pre-Funded Warrant Share”).

The Offering is being effected:

(a)	with certain institutional investors who will enter into a purchase agreement with the Company (the “Purchase Agreement”), and the Purchase Agreement contemplates a form of the Pre-Funded Warrant (the “Pre-Funded Warrant Form”) and a form of the Series C Warrant (the “Series C Warrant Form”); and
(b)	with certain other investors who do not enter into a Purchase Agreement, and who will enter into oral purchase agreements (the “Oral Purchase Agreements”) to acquire either Shares and Series C Warrants or Pre-Funded Warrants and Series C Warrants under the Prospectus.

As Canadian counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced securities pursuant to the Offering, we have examined: (i) the Company’s Articles of Amalgamation and amendments thereto and By-laws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Series C Warrants and the Series C Warrant Shares; (iii) the proposed form of the Purchase Agreement, as well as the proposed Pre-Funded Warrant Form and the proposed Series C Warrant Form; (iv) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also relied upon a certificate of status for the Company dated May 15, 2020 and issued by the Registrar of Corporations for Alberta.

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We have also assumed that (i) the Purchase Agreement, when executed and delivered by the Company, will conform to the draft Purchase Agreement we have reviewed in all respects and will be valid and binding obligations of the parties thereto, enforceable in accordance with its terms; (ii) the Pre-Funded Warrants, when executed and delivered by the Company, will conform to the Pre-Funded Warrant Form we have reviewed in all respects and will be valid and binding obligations of the parties thereto, enforceable in accordance with its terms; (iii) the Series C Warrants, when executed and delivered by the Company, will conform to the Series C Warrant Form we have reviewed in all respects and will be valid and binding obligations of the parties thereto, enforceable in accordance with its terms; (iv) the Oral Purchase Agreements with other investors who purchase either Shares and Series C Warrants, or Pre-Funded Warrants and Series C Warrants, pursuant to the Prospectus, will be valid and binding obligations of the parties thereto, enforceable against them in accordance with its terms; and (v) the Oral Purchase Agreements will provide for an unconditional purchase obligation by the applicable investors (who are not Canadian residents or persons or entities in Canada) in accordance with the Prospectus, to be conclusively evidenced by tendering the applicable purchase price in accordance with the Prospectus in exchange for the creation, issue and sale (as applicable) by the Company of the requested number of Shares and Series C Warrants, or Pre-Funded Warrants and Series C Warrants.

Based upon the foregoing, we are of the opinion that:

(a)	the Shares, when issued pursuant to the terms and conditions of the Purchase Agreement or the Oral Purchase Agreements, as applicable, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable;

(b)	the Pre-Funded Warrant Shares, when issued upon due exercise of the Pre-Funded Warrants pursuant to the terms and conditions of the Pre-Funded Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable; and

(c)	the Series C Warrant Shares, when issued upon due exercise of the Series C Warrants pursuant to the terms and conditions of the Series C Warrants, including receipt of payment therefor by the Company, will be validly issued, fully paid and non-assessable.

Our opinion is given as of the date hereof and we assume no obligation to update our opinion. Further, our opinion is provided only to the addressee, and we have no responsibility or obligation to consider the accuracy or the correctness of this opinion to any other person other than the addressee.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Shares and the Series C Warrants, or the Pre-Funded Warrants and the Series C Warrants, as applicable, while the Registration Statement and the Prospectus is in effect.

We are authorized to practice law in the Province of Alberta. The opinions set forth in this letter are limited solely to the laws of the Province of Alberta and the laws of Canada applicable therein, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

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We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP